Tel: 604 688 5421 Fax: 604 688 5132 www.bdo.ca	BDO Canada LLP 600 Cathedral Place 925 West Georgia Street Vancouver BC V6C 3L2 Canada

Consent of Independent Registered Accounting Firm

Counterpath Corporation
Vancouver, Canada

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Post-Effective Amendment No. 1 to Form S-1 on this Form S-3 Registration Statement of our report dated July 19, 2012, relating to the consolidated financial statements of CounterPath Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended April 30, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Canada LLP

Vancouver, Canada
February 28, 2013

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.